Roadrunner Transportation Systems Reports Operating Results for Second Quarter and First Half of 2018 • Comparable revenue growth for the second quarter and the first half of 2018 • Positive business trends in all segments, including sequential quarterly improvements in the Less-than-Truckload segment as turnaround investments continue • Strong top and bottom line comparable growth in Ascent Global Logistics segment • Truckload & Express Services segment continues strong revenue growth in ground and air expedited business while making structural improvements in temperature controlled, scheduled dry van and intermodal services Downers Grove, IL (BUSINESS WIRE)-August 8, 2018 -- Roadrunner Transportation Systems, Inc. (“Roadrunner” or the “company”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, today announced results for the second quarter ended June 30, 2018 and the filing of its Quarterly Report on Form 10-Q. Second Quarter Financial Results • Revenues for the second quarter ended June 30, 2018 were $558.0 million. Revenues for the quarter ended June 30, 2017 were $530.6 million and included $23.1 million of revenues from Unitrans, which was successfully divested in September 2017. Excluding Unitrans from the prior year, comparable revenue increased by 10.0% in 2018. • Operating loss in the second quarter of 2018 was $11.4 million, which included operations and corporate restructuring and restatement costs of $8.6 million. Operating loss in the second quarter of 2017 was $7.5 million, which included corporate restructuring and restatement costs of $9.1 million. Unitrans contributed $2.0 million of operating income in the second quarter of 2017. • Net loss increased to $42.0 million in the second quarter of 2018 compared to $37.9 million in the second quarter of 2017. The increase was due primarily to higher interest costs related to the company’s outstanding preferred stock and a lower income tax benefit, partially offset by the absence of a loss from debt extinguishment of $9.8 million that occurred in the second quarter of 2017. • Diluted loss per share available to common stockholders was $1.09 for the second quarter of 2018, compared to diluted loss per share of $0.99 for the second quarter of 2017. • Adjusted EBITDA, excluding the impact of Unitrans in 2017, was $6.7 million for the second quarter of 2018 compared to $9.1 million in the second quarter of 2017. The decline was due to corporate cost increases of $4.3 million in 2018, primarily due to higher information technology (IT) costs and professional fees related to the audit of our 2017 financial statements. Adjusted EBITDA for the quarters ended June 30, 2018 and 2017 was calculated as follows: 1

(In thousands)	Three Months Ended June 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$ (758)	$ (3,763)	$ 7,285	$ (44,719)	$ (41,955)
Plus: Total interest expense	8	20	29	34,175	34,232
Plus: Benefit from income taxes	—	—	—	(3,652)	(3,652)
Plus: Depreciation and amortization	6,241	900	1,168	815	9,124
Plus: Long-term incentive compensation expenses	—	—	—	426	426
Plus: Operations restructuring costs	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	3,911	3,911
Adjusted EBITDA	$ 10,146	$ (2,843)	$ 8,482	$ (9,044)	$ 6,741

(In thousands)	Three Months Ended June 30, 2017						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$ 3,475	$ (3,312)	$ 7,181	$ (45,207)	$ (37,863)	$ 2,026	$ (39,889)
Plus: Total interest expense	(19)	48	36	28,290	28,355	—	28,355
Plus: Benefit from income taxes	—	—	—	(7,812)	(7,812)	—	(7,812)
Plus: Depreciation and amortization	6,197	953	1,631	429	9,210	295	8,915
Plus: Long-term incentive compensation expenses	—	—	—	659	659	—	659
Plus: Loss on debt extinguishments	—	—	—	9,827	9,827	—	9,827
Plus: Corporate restructuring and restatement costs	—	—	—	9,052	9,052	—	9,052
Adjusted EBITDA	$ 9,653	$ (2,311)	$ 8,848	$ (4,762)	$ 11,428	$ 2,321	$ 9,107

Note: Adjusted EBITDA for the Ascent segment in the second quarter of 2017, excluding Unitrans, was $6.5 million.

For more information about Adjusted EBITDA, see "Non-GAAP Financial Measures" below and the company's SEC filings.

Second Quarter Segment Results

The company's three reporting segments are: Truckload & Express Services (TES), Less-than-Truckload (LTL) and Ascent Global Logistics (Ascent). Segment results for the second quarter ended June 30, 2018 compared to the same period in 2017 are highlighted below:

- TES revenues of $300.0 million in the second quarter of 2018 increased 14.1% from $262.8 million in 2017 due primarily to increased ground and air expedited freight and related brokerage, coupled with a strong demand environment which drove higher rates across most of the segment. Purchased transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. TES experienced an operating loss of $0.8 million in the second quarter of 2018, which included operations restructuring costs of $4.7 million related to fleet and facilities right-sizing and severance costs to complete the integration of temperature controlled. Adjusted EBITDA increased 5.1% to $10.1 million in the second quarter of 2018 from $9.7 million in the prior year. The increase in Adjusted EBITDA was the result of improved volume and rates, partially offset by increased purchased transportation, equipment lease, maintenance and IT costs.

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• LTL revenues of $117.2 million in the second quarter of 2018 decreased 3.9% from $122.0 million in the second quarter of 2017 due to a decrease in shipping volumes, which was partially offset by higher fuel surcharges and rates. During the quarter, the company reduced selected service areas in order to eliminate unprofitable freight and focus on key lanes. LTL operating loss was $3.7 million in the second quarter of 2018, compared to $3.3 million in the second quarter of 2017. Adjusted EBITDA loss in the second quarter of 2018 of $2.8 million improved by $5.0 million from the Adjusted EBITDA loss in the first quarter of 2018 but declined when compared to the prior year second quarter Adjusted EBITDA loss of $2.3 million. The decrease in Adjusted EBITDA from the prior year was the result of lower shipping volumes and higher other operating expenses due to increased IT costs. • Ascent revenues of $144.6 million in the second quarter of 2018 decreased from $148.1 million in the second quarter of 2017 due to the divestiture of Unitrans, which generated $23.1 million of revenue in the second quarter of 2017. Excluding Unitrans, Ascent revenue increased by 15.7% in 2018 due to higher revenue from domestic freight management (truckload and LTL brokerage) and retail consolidation (growth from existing and new customers). Operating income increased to $7.3 million in the second quarter of 2018 from $7.2 million in the second quarter of 2017, which included $2.0 million of operating income from Unitrans. Adjusted EBITDA, excluding Unitrans in 2017, increased 30.0% to $8.5 million in the second quarter of 2018 from $6.5 million in the prior year. The increase in Adjusted EBITDA was the result of improved performance driven by growth in retail consolidation and domestic freight management, partially offset by declines in international freight forwarding and increases in other operating expenses, including IT costs. First Half Financial Results • Revenues for the first half of 2018 were $1,128.0 million. Revenues for the first half of 2017 were $1,009.5 million, which included $48.3 million of revenue from Unitrans. As previously mentioned, Unitrans was successfully divested in September 2017. Excluding Unitrans from the prior year, comparable revenue increased by 17.4%. • Operating loss in the first half of 2018 was $24.8 million, which included operations and corporate restructuring and restatement costs of $15.5 million. Operating loss in the first half of 2017 was $25.4 million, which included corporate restructuring and restatement costs of $16.8 million. Unitrans contributed $4.5 million of operating income in the first half of 2017. • Net loss increased to $65.6 million for the first half of 2018, compared to $57.8 million in the first half of 2017, due primarily to higher interest costs related to the company’s outstanding preferred stock, partially offset by the absence of a loss from debt extinguishment of $9.8 million that occurred in the first half of 2017. • Diluted loss per share available to common stockholders was $1.70 for the first half of 2018, compared to diluted loss per share of $1.51 for the first half of 2017. • Adjusted EBITDA, excluding the impact of Unitrans in 2017, was $9.9 million for the first half of 2018 compared to $6.1 million in the first half of 2017. Adjusted EBITDA for the first half of 2018 and 2017 was calculated as follows: 3

(In thousands)	Six Months Ended June 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$ 3,631	$ (12,483)	$ 13,962	$ (70,708)	$ (65,598)
Plus: Total interest expense	19	56	59	43,641	43,775
Plus: Benefit from income taxes	—	—	—	(2,982)	(2,982)
Plus: Depreciation and amortization	12,537	1,813	2,356	1,483	18,189
Plus: Long-term incentive compensation expenses	—	—	—	1,003	1,003
Plus: Operations restructuring costs	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	10,824	10,824
Adjusted EBITDA	$ 20,842	$ (10,614)	$ 16,377	$ (16,739)	$ 9,866

(In thousands)	Six Months Ended June 30, 2017						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$ 1,771	$ (6,111)	$ 14,777	$ (68,243)	$ (57,806)	$ 4,453	$ (62,259)
Plus: Total interest expense	(36)	126	75	34,715	34,880	—	34,880
Plus: Benefit from income taxes	—	—	—	(12,304)	(12,304)	—	(12,304)
Plus: Depreciation and amortization	12,473	1,914	3,287	841	18,515	589	17,926
Plus: Long-term incentive compensation expenses	—	—	—	1,268	1,268	—	1,268
Plus: Loss on debt extinguishments	—	—	—	9,827	9,827	—	9,827
Plus: Corporate restructuring and restatement costs	—	—	—	16,750	16,750	—	16,750
Adjusted EBITDA	$ 14,208	$ (4,071)	$ 18,139	$ (17,146)	$ 11,130	$ 5,042	$ 6,088

Note: Adjusted EBITDA for the Ascent segment for the six months ended June 30, 2017, excluding Unitrans, was $13.1 million.

First Half Segment Results

Segment results for the first half of 2018 compared to the same period in 2017 are highlighted below:

- TES revenues of $626.1 million in the first half of 2018 increased 27.7% from $490.3 million in the first half of 2017. The increase was due primarily to increased ground and air expedited freight and related brokerage coupled with a strong demand environment which drove higher rates across most of the segment. Purchased transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. TES operating income was $3.7 million in the first half of 2018, which included operations restructuring costs of $4.7 million related to fleet and facilities right-sizing and severance costs to complete the integration of temperature controlled. Adjusted EBITDA increased 46.7% to $20.8 million in the first half of 2018 from $14.2 million in the prior year. The increase in Adjusted EBITDA was the result of improved volume and rates, partially offset by increased purchased transportation costs, equipment lease and maintenance expense, and IT costs.
- LTL revenues of $230.3 million in the first half of 2018 decreased 0.2% from $230.7 million in the first half of 2017 due to a decrease in shipping volumes, partially offset by higher fuel surcharges and rates. LTL operating loss was $12.4 million in the first half of 2018, compared to $6.0 million

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in the first half of 2017. Adjusted EBITDA loss in the first half of 2018 of $10.6 million declined when compared to the Adjusted EBITDA loss in first half of 2017 of $4.1 million. The decrease in Adjusted EBITDA was the result of lower shipping volumes; higher purchased transportation costs driven by market conditions resulting in rate increases from purchase power providers and higher spot prices paid to brokers which negatively impacted linehaul expense; and higher other operating expenses, including equipment lease, facility-related and bad debt expenses. • Ascent revenues of $279.6 million in the first half of 2018 decreased from $293.6 million in the first half of 2017 due to the divestiture of Unitrans, which generated $48.3 million of revenue in the first half of 2017. Excluding Unitrans, revenue increased by 14.0% in the first half of 2018 due to higher revenue from retail consolidation (growth from existing and new customers) and domestic freight management (truckload and LTL brokerage). Ascent operating income decreased to $14.0 million in the first half of 2018 from $14.9 million in the first half of 2017, which included $4.5 million of operating income from Unitrans. Adjusted EBITDA, excluding Unitrans in 2017, increased 25.0% to $16.4 million in the first half of 2018 from $13.1 million in the prior year. The increase in Adjusted EBITDA was the result of improved results driven by growth in retail consolidation and domestic freight management, partially offset by decreases in international freight forwarding and increases in other operating expenses, including IT costs. Liquidity and Equipment Purchase Update The company currently has approximately $40 million of available funds for working capital and operating purposes from its existing borrowing capacity under its ABL facility and standby commitment from its preferred stock investor. The company is in compliance with its ABL and preferred stock investment agreements. In addition, the company has recently received approvals for equipment purchase financing from a number of captive OEM tractor manufacturers and other lenders. These commitments provide the opportunity for the company to replace aging tractors and trailers and add capacity to its current fleet over the next 12 months. Discussion and Outlook “We are happy to report our second quarter results on a timely basis. Comparable second quarter and year-to-date operating results in our Truckload & Express Services and Ascent segments improved in 2018 versus 2017 and sequential quarterly operating results in the LTL segment also improved in the second quarter. Now that we are current with our SEC filings and have positive momentum in operating results, we recently announced that we are working with Barclays to identify the optimal capital structure to support our long-term business plans,” said Curt Stoelting, Chief Executive Officer of Roadrunner. “While we are experiencing strong revenue growth in Truckload & Express Services driven primarily by our ground and air expedited business, we are making structural changes to improve operations within this segment. During the second quarter in temperature controlled, we completed the previously announced restructuring, increased contract rates and achieved improved operating results in June. We are currently making structural changes in dry van and intermodal services, including on-boarding new customers, adding capacity, increasing contract rates and adjusting driver and independent contractor compensation and retention programs. We expect these changes will begin to contribute to our results in the second half of 2018 with larger benefits from the full year impact in 2019.” 5

“As part of our investment in turning around the LTL segment, we expected to incur higher operating losses in the first quarter of 2018 than in the prior year. In the second quarter we began to see the benefits from our LTL management team’s efforts to enhance our freight profile, increase the density within our key lanes, and improve our operating metrics. By accelerating our focus on reducing our service area and eliminating unprofitable freight, our second quarter 2018 revenue was lower than the prior year, while cost, yield and operating trends all improved. We expect these changes, coupled with increased freight density in key lanes, will result in improved operating trends in the second half of 2018 compared to the first half.” “We continue to achieve strong comparable top and bottom-line results in our Ascent Global Logistics segment. Our investments in people and IT coupled with the integration work within this segment are expected to continue to fuel growth and improved profitability in future periods. We plan to continue to invest in IT enhancements and new capabilities across all three segments. In addition, we are working to improve our internal controls and strengthen our corporate support functions. The improvements that we are implementing in our operational and corporate structure are designed to support future growth and allow us to expand operating margins.” Stoelting concluded, “Based on our longer-term business plans and focus on driving sustainable returns on invested capital, the company expects to achieve revenue of over $2.2 billion and Adjusted EBITDA of over $100 million by the end of 2020. This represents a 2020 target for Adjusted EBITDA margin similar to the company’s 2015 revenue and Adjusted EBITDA of $2.0 billion and $93.6 million, respectively. We believe that the structural changes currently being implemented will over time result in profitability that is more resilient and better positions Roadrunner for success throughout natural industry cycles.” Conference Call and Webcast Roadrunner management will host a conference call to discuss the company’s results for the 2018 second quarter and year-to-date on Wednesday, August 8, 2018 at 10:00 a.m. Eastern Time. To access the conference call, please dial 866-763-0340 (U.S.) or 703-871-3799 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 7472319. Presentation materials and a live webcast of the call can be accessed on the “events and presentations” page in the Investor Relations section of Roadrunner's website, www.rrts.com. The conference call may include forward-looking statements. If you are unable to listen to the live call, a replay will be available through Wednesday, August 15, 2018 and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). Callers will be prompted for passcode 7472319. An archived version of the webcast will also be available for a period of time under the Investor Relations section of Roadrunner's website, www.rrts.com. About Roadrunner Transportation Systems, Inc. Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner®, Active On-Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international 6 freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com. Safe Harbor Statement This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which relate to future events or performance. Forward-looking statements include, among others, statements regarding the opportunity for Roadrunner to replace aging tractors and trailers and add capacity to its fleet over the next 12 months; Roadrunner’s expectation that the structural changes in dry van and intermodal services will begin to contribute to its results in the second half of 2018, with larger benefits from the full year impact in 2019; Roadrunner’s expectation that the changes in the LTL segment, coupled with increased freight density in key lanes, will result in improved operating trends in the second half of 2018 compared to the first half; Roadrunner’s expectation that its investments in people and IT and the integration work within the Ascent Global Logistics segment will continue to fuel growth and improved profitability in future periods; Roadrunner’s expectation that it will continue to invest in IT enhancements and new capabilities across all three of its segments; the improvements in operational and corporate structure, which are designed to support future growth and allow Roadrunner to expand operating margins; Roadrunner’s expectation for revenue and Adjusted EBITDA by the end of 2020; Roadrunner’s belief that the structural changes being implemented will over time result in profitability that is more resilient and better positions Roadrunner for success throughout natural industry cycles. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on Roadrunner’s current assumptions, expectations and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties and changes in circumstances that may cause Roadrunner’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. Such factors include, among others, risks related to the restatement of Roadrunner’s previously issued financial statements, the remediation of Roadrunner’s identified material weaknesses in its internal control over financial reporting, the litigation resulting from the restatement of Roadrunner’s previously issued financial statements and the other risk factors contained in Roadrunner’s SEC filings, including Roadrunner’s Annual Report on Form 10-K for the year ended December 31, 2017. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, Roadrunner assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof. Non-GAAP Financial Measures EBITDA represents earnings before interest, taxes, depreciation and amortization. Roadrunner calculates Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long- term incentive compensation expenses, losses from debt extinguishments, operations restructuring costs, corporate restructuring and restatements costs associated with legal matters (including the company’s internal investigation, SEC compliance and debt restructuring costs), and adjustments to contingent purchase obligations. Roadrunner uses Adjusted EBITDA as a supplemental measure in 7 evaluating its operating performance and when determining executive incentive compensation. Roadrunner believes Adjusted EBITDA is useful to investors in evaluating its performance compared to other companies in its industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although Roadrunner’s management uses Adjusted EBITDA as a financial measure to assess the performance of its business compared to that of others in Roadrunner’s industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Roadrunner’s results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect Roadrunner’s cash expenditures, future requirements for capital expenditures or contractual commitments; • Adjusted EBITDA does not reflect changes in, or cash requirements for, Roadrunner’s working capital needs; • Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Roadrunner’s debt or dividend payments on Roadrunner’s preferred stock; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and • Other companies in Roadrunner’s industry may calculate Adjusted EBITDA differently than Roadrunner does, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to Roadrunner to invest in the growth of the company’s business. Roadrunner compensates for these limitations by relying primarily on Roadrunner’s results of operations under GAAP. ### Contact: Reputation Partners Marilyn Vollrath 414-376-8834 ir@rrts.com 8

ROADRUNNER TRANSPORTATION SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value) June 30, December 31, 2018 2017 ASSETS Current assets: Cash and cash equivalents $ 35,638 $ 25,702 Accounts receivable, net of allowances of $10,404 and $10,891, respectively 293,038 321,629 Income tax receivable 13,838 14,749 Prepaid expenses and other current assets 27,819 36,306 Total current assets 370,333 398,386 Property and equipment, net of accumulated depreciation of $118,064 and $107,037, respectively 163,440 159,547 Other assets: Goodwill 264,826 264,826 Intangible assets, net 46,062 49,648 Other noncurrent assets 5,737 3,636 Total other assets 316,625 318,110 Total assets $ 850,398 $ 876,043 LIABILITIES AND STOCKHOLDERS’ INVESTMENT Current liabilities: Current maturities of debt $ 10,012 $ 9,950 Accounts payable 148,053 171,905 Accrued expenses and other current liabilities 101,105 105,409 Total current liabilities 259,170 287,264 Deferred tax liabilities 11,033 14,282 Other long-term liabilities 18,790 10,873 Long-term debt, net of current maturities 178,472 189,460 Preferred stock 335,979 263,317 Total liabilities 803,444 765,196 Commitments and contingencies Stockholders’ investment: Common stock $.01 par value; 105,000 shares authorized; 38,507 and 38,423 shares issued and outstanding 385 384 Additional paid-in capital 403,984 403,166 Retained deficit (357,415) (292,703) Total stockholders’ investment 46,954 110,847 Total liabilities and stockholders’ investment $ 850,398 $ 876,043 9

ROADRUNNER TRANSPORTATION SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts) Three Months Ended Six Months Ended June 30, June 30, 2018 2017 2018 2017 Revenues $ 558,026 $ 530,579 $ 1,128,010 $ 1,009,499 Operating expenses: Purchased transportation costs 380,072 358,432 781,035 674,717 Personnel and related benefits 75,838 75,672 151,725 150,082 Other operating expenses 99,712 94,758 197,211 191,588 Depreciation and amortization 9,124 9,210 18,189 18,515 Operations restructuring costs 4,655 — 4,655 — Total operating expenses 569,401 538,072 1,152,815 1,034,902 Operating loss (11,375) (7,493) (24,805) (25,403) Interest expense: Interest expense - preferred stock 31,609 25,040 38,724 25,040 Interest expense - debt 2,623 3,315 5,051 9,840 Total interest expense 34,232 28,355 43,775 34,880 Loss from debt extinguishment — 9,827 — 9,827 Loss before income taxes (45,607) (45,675) (68,580) (70,110) Benefit from income taxes (3,652) (7,812) (2,982) (12,304) Net loss $ (41,955) $ (37,863) $ (65,598) $ (57,806) Loss per share: Basic $ (1.09) $ (0.99) $ (1.70) $ (1.51) Diluted $ (1.09) $ (0.99) $ (1.70) $ (1.51) Weighted average common stock outstanding: Basic 38,507 38,412 38,479 38,389 Diluted 38,507 38,412 38,479 38,389 10

ROADRUNNER TRANSPORTATION SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands) Six Months Ended June 30, 2018 2017 Cash flows from operating activities: Net loss $ (65,598) $ (57,806) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 18,552 19,302 Change in fair value of preferred stock 37,663 8,928 Amortization of preferred stock issuance costs 1,061 16,112 Loss on disposal of property and equipment 1,972 492 Share-based compensation 895 1,268 Loss from debt extinguishment — 9,827 Provision for bad debts 2,030 1,601 Deferred tax benefit (3,544) (13,904) Changes in: Accounts receivable 27,156 (12,271) Income tax receivable 911 3,551 Prepaid expenses and other assets 6,900 3,438 Accounts payable (23,852) (20,883) Accrued expenses and other liabilities (5,052) 988 Net cash used in operating activities (906) (39,357) Cash flows from investing activities: Capital expenditures (11,391) (7,278) Proceeds from sale of property and equipment 927 1,970 Net cash used in investing activities (10,464) (5,308) Cash flows from financing activities: Borrowings under revolving credit facilities — 63,368 Payments under revolving credit facilities — (236,068) Debt borrowings 557 — Debt payments (11,846) (277,750) Debt issuance cost — (842) Cash collateralization of letters of credit — (20,737) Payments of debt extinguishment costs — (4,911) Preferred stock issuance costs (1,061) (16,112) Proceeds from issuance of preferred stock and warrants 34,999 540,500 Issuance of restricted stock units, net of taxes paid (76) (215) Payment of capital lease obligation (1,267) (2,415) Net cash provided by financing activities 21,306 44,818 Net increase in cash and cash equivalents 9,936 153 Cash and cash equivalents: Beginning of period 25,702 29,513 End of period $ 35,638 $ 29,666 Supplemental cash flow information: Cash paid for interest $ 4,966 $ 9,727 Cash paid for (refunds from) income taxes, net $ 144 $ (2,426) Non-cash capital leases and other obligations to acquire assets $ 10,451 $ — 11